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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Diebold, Incorporated:



We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187, 333-31993 and
333-60578) on Form S-8 of Diebold, Incorporated of our report dated January 23, 2002 with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Diebold, Incorporated.






/s/KPMG LLP


KPMG LLP
Cleveland, Ohio
March 18, 2002


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